Exhibit 5.1

1200 G Street, Suite 800 Washington DC 20005 www.FisherBroyles.com

December 15, 2023

Nova Lifestyle, Inc.

6565 E. Washington Blvd.

Commerce, CA 90040

Ladies and Gentlemen:

We have acted as counsel to Nova LifeStyle, Inc., a Nevada corporation (the “Company”), in connection with the filing on the date hereof of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 800,000 shares of the Company’s common stock, par value $0.001 (the “Shares”), issuable under the Company’s 2023 Omnibus Equity Plan (the “Plan”).

The opinion hereinafter set forth is given with regard to the Registration Statement, at the request of the Company, pursuant to Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K. The only opinion rendered by this firm consists of the matter set forth below (our “Opinion”), and no opinion is implied or to be inferred beyond such matter. Additionally, our Opinion is based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

In rendering our Opinion, we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinion, including, without limitation, the Articles of Incorporation of the Company, as amended through the date hereof (the “Articles of Incorporation”), the Bylaws of the Company, as amended through the date hereof (the “Bylaws”), the record of corporate proceedings, and the Plan. In making all of our examinations, we assumed the genuineness of all signatures, the authority of the persons who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, and the due execution and delivery of all documents by any persons or entities where due execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents. As to various factual matters that are material to our Opinion, we have relied upon certificates of public officials and certificates, resolutions, documents, statements and other information of the Company or its representatives. In addition, for purposes of the Opinion, we have assumed that a sufficient number of authorized but unissued shares of the Company’s common stock, par value $0.001 per share, will be available for issuance when the Shares are issued and that the Company is and shall remain validly existing as a corporation under the laws of the Nevada Revised Statutes (“NRS”). We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

We do not herein express any opinion concerning any matter respecting or affected by any laws other than provisions of the Chapter 78 of the NRS as now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as the issuance of the Shares. We are generally familiar with the NRS as currently in effect. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws, the laws of any other jurisdiction or the local laws of any jurisdiction. The Opinion hereinafter set forth is based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

Based upon and subject to the foregoing, we are of the following opinion: the Shares, when, and if, issued in accordance with the terms of the Plan, and, in the case of options granted thereunder to acquire Shares, upon due exercise and payment therefor, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

FISHERBROYLES, LLP

/s/ FisherBroyles, LLP

J.Q.L. / S.L